Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Outlines Strategy, Growth Objectives and Capital Allocation Plans at Investor Day
- Expects adjusted earnings range of $8.00 to $8.50 per share by 2018 -
- On track to generate $2.5 billion in free cash flow from 2016 to 2018 -
- Announces capacity expansions at Clear Lake to drive growth -
- Announces addition of ultra-high performance polymer to further enhance earnings power -

DALLAS, November 13, 2015 --- Celanese Corporation (NYSE: CE), a global technology and specialty materials company, will host an Investor Day at 8:00 a.m. Eastern time today in New York City. Chairman and Chief Executive Officer Mark Rohr and other members of Celanese’s executive management team will provide details on the company’s business strategy to drive continued growth of earnings and cash flow while delivering consistent value to its shareholders.

“Celanese has taken significant strategic action over the past several years to position itself as an integrated, global leader with the unique ability to deliver value to shareholders across all macroeconomic conditions through its balanced portfolio,” said Rohr. “We have demonstrated our ability to drive consistent growth as a result of our complementary Acetyl Chain and Materials Solutions cores, low-cost, global position, and distinct value creation model. The commercial actions we are taking in Materials Solutions, coupled with our increased flexibility in the Acetyl Chain, have enabled us to deliver our third consecutive year of adjusted earnings and cash flow growth, which are both expected to reach record levels in 2015. Going forward, we are confident in our strategy to drive sustainable, long-term growth across our operations. We are relentlessly focused on disciplined execution, innovation and productivity, and are committed to increasingly returning capital to our shareholders.”

During the event, the company will discuss the strategies and initiatives that are expected to grow adjusted earnings and cash flow through 2018 at a compound annual growth rate of 10 percent and 15 percent, respectively. Rohr added that leveraging the company’s value creation model, relentless focus on productivity and execution of its disciplined acquisition strategy will further enhance its financial results.

Sustainable Growth Strategy: Leveraging a unique structure to drive value creation
Rohr will discuss how Celanese’s unique complementary cores, advantaged cost positions, global network and distinct value creation models position the company for continued growth. The complementary nature of the company’s core businesses generates annual synergies that range from $125 million to $150 million, while its constant focus on productivity initiatives is expected to generate between $50 million and $100 million in net productivity savings annually. Rohr will also discuss Celanese’s thoughtful approach to capital allocation, which has generated a five year average return on invested capital well above the company’s cost of capital and top-quartile performance compared to peers. Celanese will enhance its organic growth opportunities with a thoughtful acquisition strategy that is aligned with its complementary core businesses and drives increasing earnings and free cash flow. Combined, the contributions of both cores and capital deployment actions are expected to drive adjusted earnings in the range of $8.00 to $8.50 per share by 2018, representing a compound annual growth rate of 10%.

Financial Strategy: Increasing free cash flow and shareholder returns
Chris Jensen, Senior Vice President and Chief Financial Officer, will discuss how Celanese has consistently generated industry-leading returns on its investments and is in a strong financial position to pursue its strategic growth objectives. Driven by continued earnings growth and decreasing capital expenditures, the company expects to generate approximately $2.5 billion in free cash flow from 2016 to 2018. Its strong balance sheet and increasing free cash flow will give Celanese the ability to invest in organic and inorganic growth opportunities while returning substantial capital to shareholders. Celanese will continue to increase its cash dividend, which has grown 50% compounded annually since 2010, and will continue to repurchase shares under the recently announced $1 billion share repurchase program.

The Acetyl Chain: Unparalleled options drive consistent performance and maximize efficiency
Pat Quarles, Executive Vice President and President, Acetyl Chain and Integrated Supply Chain, will discuss the Acetyl Chain’s leading position as a low-cost manufacturer with advantaged technology and global supply chain. As the only fully-integrated and most flexible global acetyl producer in the industry, Celanese is able to quickly adapt to changing demand trends. This ability has driven differential performance across the chain and allowed it to increase core income margin by 400 to 500 basis points since 2012. Quarles will also discuss the company’s operational excellence and productivity culture that should generate annual net savings ranging from $50 million to $100 million.

To enhance the earnings power of the Acetyl Chain, the company announced that it will expand annual production capacity for acetic acid by 150kt and vinyl acetate monomer (VAM) by 150kt at its integrated facility in Clear Lake, Texas. The acetic acid and VAM expansions are expected be completed by 2016 and 2018, respectively. Upon completion, the Clear Lake facility, with its competitive ethylene supply and access to US Gulf Coast shale gas, will house the largest and most efficient acetic acid and VAM plants in the world.

Looking forward, the company anticipates the Acetyl Chain will deliver adjusted EBIT growth of 10 percent through 2018, on a compound annual growth rate basis.

Materials Solutions: Unique, customer-centric model drives value creation
Scott Sutton, Executive Vice President and President, Materials Solutions, will highlight the core’s three sources of value creation: its opportunity pipeline, managing its landscape and active affiliate management. The opportunity pipeline model is expected to drive earnings growth by leveraging its market place presence, global assets and resources, broad portfolio and differentiated capabilities to commercialize projects focused on customer needs across a variety of high-growth end markets. Through landscape management, the company expects to stabilize its cellulose derivatives business and grow earnings. The company plans to grow its strategic affiliates’ earnings through active management and bringing Celanese’s core strengths to its joint ventures. Leveraging the company’s disciplined acquisition strategy should further strengthen the Materials Solutions model and enhance its financial results.

The company announced that it will expand its high-end product portfolio by adding two premium product grades of polyether ether ketone (PEEK) in 2016. By adding this ultra-high performance polymer to one of the world’s broadest and most technically-proven product lines, Celanese will be able to deliver greater value to molders, extruders and end users in key automotive, electronics, electrical, and industrial segments.

Looking forward, the company expects Materials Solutions to deliver adjusted EBIT growth of 10 percent through 2018, on a compound annual growth rate basis.

Innovation Showcase
The event will also feature an Innovation Showcase in which Celanese will illustrate:

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The power of Celanese’s capabilities and value proposition in Materials Solutions that is driving pipeline opportunities focused on specific customer needs in growth markets, as well as unique examples of innovative products and applications across a variety of industries, including water filtration, automotive and medical devices.

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The power of the company’s unique model in the Acetyl Chain that leverages unparalleled choices, expanded flexibility and exceptional execution along with additional growth opportunities to drive continued earnings growth.

•	Growth opportunities via thousands of productivity programs and disciplined M&A process.

The presentations will begin at 8:00 a.m. Eastern time and are available by webcast on www.celanese.com in the investor relations section. A webcast replay of the presentations will also be available on the website following the event.

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About Celanese
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. With sales almost equally divided between North America, Europe and Asia, the company uses the full breadth of its global chemistry, technology and business expertise to create value for customers and the corporation. Celanese partners with customers to solve their most critical needs while making a positive impact on its communities and the world. Based in Dallas, Texas, Celanese employs approximately 7,400 employees worldwide and had 2014 net sales of $6.8 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

All registered trademarks are owned by Celanese International Corporation or its affiliates.

Contacts:
Investor Relations	Media - U.S.
Jon Puckett	Travis Jacobsen
Phone: +1 972 443 4965	Phone: +1 972 443 3750
Jon.Puckett@celanese.com	William.Jacobsen@celanese.com

Forward-Looking Statements

This release may contain "forward-looking statements," which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; the ability to identify prospects or technology that meet our acquisition criteria or to complete acquisitions or investments on satisfactory terms; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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